Exhibit 99.3

ITEM 7:	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this item has been updated to reflect our adoption of the following new accounting pronouncements discussed further in the notes to the consolidated financial statements:

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the retrospective application of the January 1, 2009 adoption of FASB Staff Position No. APB 14-1 (“FSP 14-1”), Accounting for Convertible Debt Instruments that may be Settled in Cash Upon Conversion, which has impacted the accounting for our convertible notes as discussed in the “New Accounting Pronouncements” section of Note 2 to the consolidated financial statements, and in Note 16 to the consolidated financial statements;

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the retrospective application of the January 1, 2009 adoption of SFAS No. 160 (“FAS 160”), Noncontrolling Interests in Consolidated Financial Statements, which has impacted the presentation of our noncontrolling interests as discussed in the “New Accounting Pronouncements” section of Note 2 to the consolidated financial statements; and

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the retrospective application of the January 1, 2009 adoption of FASB Staff Position No. EITF 03-6-1 (“FSP 03-6-1”), Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which has impacted the presentation of the calculation of EPS as discussed in the “New Accounting Pronouncements” section of Note 2 to the consolidated financial statements.

The information in this item has also been updated to reflect the reclassification of certain amounts to discontinued operations in accordance with SFAS No. 144 (“FAS 144”), Accounting for Impairment or Disposal of Long-Lived Assets, as a result of a property classified as held for sale subsequent to December 31, 2008 as discussed further in Note 2 to the consolidated financial statements.

The Item has not been updated for other changes since the filing of our 2008 10-K. For significant developments since the filing of our 2008 10-K, refer to subsequent 2009 Quarterly Reports on Form 10-Q.

Overview

Our revenues are derived primarily from the ownership and operation of income-producing properties in the greater Washington metro region. As of December 31, 2008, we owned a diversified portfolio of 93 properties, consisting of 28 office properties, 22 industrial/flex properties, 17 medical office properties, 14 retail centers, and 12 multifamily properties, encompassing in the aggregate 13.0 million net rentable square feet, and land for development. We have a fundamental strategy of regional focus, diversification by property type and conservative capital management.

When evaluating our financial condition and operating performance, we focus on the following financial and non-financial indicators, discussed in further detail herein:

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Net operating income (“NOI”) by segment, calculated as real estate rental revenue less real estate operating expenses excluding general and administrative and depreciation. NOI is a non-GAAP supplemental measure to net income.

•	Funds From Operations (“FFO”), calculated as set forth below under the caption “Funds from Operations.” FFO is a non-GAAP supplemental measure to net income.

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Economic occupancy (“occupancy”), calculated as actual real estate rental revenue recognized for the period indicated as a percentage of gross potential real estate rental revenue for that period. Percentage rents and expense reimbursements are not considered in computing economic occupancy percentages.

•	Leased percentage, calculated as the percentage of available physical net rentable area leased for our commercial segments and percentage of apartments leased for our multifamily segment.

•	Rental rates.

•	Leasing activity, including new leases, renewals and expirations.

During 2008, we continued our fundamental strategy of investing in diversified property types in the greater Washington metro region. The area’s economy softened as the national economy moved into recession. The unemployment rate for the Washington metro area is 4.1%, compared to 6.5% nationally, as of October 2008. Job growth increased 1.2%, compared to a 1.4% decline nationally. Government, professional and business services, and education and health sectors, led job growth in the metro area in 2008. The Washington metro area’s economic growth is forecasted to moderate in 2009, adding 24,000 new payroll jobs, according to Delta Associates and economist Dr. Steven Fuller of George Mason University.

Our results of operations in 2008 were primarily impacted by acquisitions and dispositions and the performance of our core portfolio. We completed total acquisitions and dispositions totaling $576.7 million and $99.1 million, respectively, during the prior two years. The performance of our core portfolio, consisting of properties owned for the entirety of 2008 and the same time period in 2007, declined compared to 2007, primarily due to lower occupancy and higher bad debt expense.

The performance of our five operating segments generally reflected market conditions in our region:

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The regional office market contracted during 2008, with vacancy increasing to 10.5% from 9.1% in 2007. The Washington metro region has the fifth lowest overall vacancy rate in the United States at 10.5%. Vacancy in the submarkets was 12.4% for Northern Virginia, 11.5% for Suburban Maryland, and 7.3% in the District of Columbia. Net absorption (defined as the change in occupied, standing inventory from one year to the next) was well below average in all submarkets, and the pipeline of new office properties in the region decreased to 15.4 million square feet from 20.6 million square feet in the prior year. Our office portfolio was 93.9% leased at year-end 2008, a decrease from 96.7% leased in the prior year. By submarket, our office portfolio was 95.5% leased in Northern Virginia, 91.0% leased in Suburban Maryland, and 96.5% leased in the District of Columbia.

•	The medical office market in the region remains healthy. Our medical office portfolio was 97.0% leased as of year-end 2008, a small decrease from 97.5% in 2007.

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The region’s retail market declined in 2008. Vacancy in the region for grocery-anchored shopping centers was 3.7%, compared to 2.3% in 2007. Overall retail rental rates in the region increased 1.7% in 2008, after rising by 3.9% in 2007. Our retail portfolio was 97.8% leased at year-end 2008, a slight increase from 97.6% in 2007.

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The region’s multifamily sector also slowed in 2008. The region’s vacancy rate for investment grade apartments increased to 4.3% from 3.7% a year ago. The Washington metro area’s vacancy rate remains well below the national rate of 6.1%. The region’s rents increased by 1.3% in 2008, below the long-term average of 4.4%. Our multifamily portfolio was 91% leased at year-end 2008, up from 87% in 2007.

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The industrial market softened in 2008. Rents have increased only 0.3% and vacancy increased to 10.1%, compared to 9.5% one year ago. Net absorption decreased to 4.4 million square feet, compared to 6.6 million square feet in 2007. Our industrial portfolio was 91.3% leased at year-end 2008, a decrease from 95.1% in 2007.

During 2008, we completed the development of Dulles Station Phase I, Bennett Park and Clayborne Apartments. Dulles Station Phase One is a Class A office property located in Herndon, VA. Bennett Park is a Class A high-rise and mid-rise apartment community with retail space located in Arlington, VA. The Clayborne Apartments is a Class A apartment building with retail space located in Alexandria, VA.

We summarize below our significant transactions during the two years ended December 31, 2008:

2008

•	The acquisition of one office property for $181.4 million, adding approximately 290,000 square feet, which was 100.0% leased at the end of 2008.

•	The acquisition of one 374 unit apartment building for $58.3 million, adding approximately 269,000 square feet, which was 90.9% leased at the end of 2008.

•	The acquisition of one medical office property for $6.5 million, adding approximately 36,000 square feet, which was 100.0% leased at the end of 2008.

•	The acquisition of one industrial/flex property for $11.2 million, adding approximately 150,000 square feet, which was 100.0% leased at the end of 2008.

•	The disposition of two industrial/flex properties for a sales price of $41.1 million and a gain on sale of $15.3 million.

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The agreement to acquire one medical office property, currently under construction, for $19.5 million. The purchase is expected to occur by the end of the second quarter of 2009 and will add 85,300 square feet of medical office space.

•	The completion of a public offering of 2,600,000 common shares priced at $34.80 per share, raising $86.7 million in net proceeds during the second quarter of 2008.

•	The completion of a public offering of 1,725,000 common shares priced at $35.00 per share, raising $57.6 million in net proceeds during the fourth quarter of 2008.

•	The issuance of 1.1 million common shares at a weighted average price of $36.15 under our sales agency financing agreement, raising $40.7 million in net proceeds.

•	The execution of three mortgage notes totaling approximately $81.0 million at a fixed rate of 5.71%, secured by three multifamily properties.

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The repayment of the $60 million outstanding principal balance under our 6.74% 10-year Mandatory Par Put Remarketed Securities (“MOPPRS”) notes. The total aggregate consideration paid to repurchase the notes was $70.8 million, which amount included the $8.7 million remarketing option value paid to the remarketing dealer and accrued interest paid to the holders. The loss on extinguishment of debt was $8.4 million, net of unamortized loan premium costs, upon settlement of these securities. We refinanced the repurchase of these notes, and refinanced a portion of line outstandings, by issuing a $100 million two-year term loan. We also entered into an interest rate swap on a notional amount of $100 million, which had the effect of fixing the interest rate on the term loan at 4.45%.

•	The repurchase of $16.0 million of our 3.875% convertible notes at a 25% discount to par value, resulting in a gain on extinguishment of debt of $2.9 million.

•	The increase in the capacity of our unsecured revolving credit facility with a syndicate of banks led by Wells Fargo Bank, National Association from $200 million to $262 million.

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The execution of two leases totaling 154,000 square feet at the previously unleased Dulles Station, Phase I office building. In addition to those leases, we executed new leases for 1,508,000 square feet of commercial space elsewhere in our portfolio, with an average rental rate increase of 19.4%.

2007

•	The acquisition of three office properties for $169.9 million, adding approximately 505,000 square feet, which were 98.0% leased at the end of 2007.

•	The acquisition of four medical office properties for $119.1 million, adding approximately 362,000 square feet, which were 97.5% leased at the end of 2007.

•	The acquisition of one industrial/flex property for $26.5 million, adding approximately 157,000 square feet, which was 87.3% leased at the end of 2007.

•	The acquisition of land under development, which land acquisition was funded by issuing operating partnership units in a consolidated subsidiary of WRIT.

•	The disposition of two office buildings for a sales price of $58.0 million and a gain on sale of $25.0 million.

•	The issuance of $150.0 million of 3.875% convertible senior unsecured notes due 2026, raising $146.0 million in net proceeds during the first quarter of 2007.

•	The completion of a public offering of 1,600,000 common shares priced at $37.00 per share, raising $57.8 million in net proceeds during the second quarter of 2007.

•	The opening of a new unsecured revolving credit facility with Suntrust Bank having a committed capacity of $75.0 million and a maturity date of June 2011.

•	The completion of a modification to our indenture covenants governing our senior notes from a restrictive total assets definition to a market based asset definition.

•	The investment of $66.5 million in our development projects.

•	The execution of new leases for 1,765,000 square feet of commercial space, with an average rental rate increase of 17.3%.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, we evaluate these estimates, including those related to estimated useful lives of real estate assets, estimated fair value of acquired leases, cost reimbursement income, bad debts, contingencies and litigation. We base the estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from those estimates.

We believe the following critical accounting policies reflect the significant judgments and estimates used in the preparation of our consolidated financial statements. Our significant accounting policies are also described in Note 2 to the consolidated financial statements in Item 8 of this Form 10-K.

Revenue Recognition

Our multifamily properties are leased under operating leases with terms of generally one year or less, and our commercial properties (our office, medical office, retail and industrial segments) are leased under operating leases with average terms of three to seven years. We recognize real estate rental revenue and rental abatements from our residential and commercial leases when earned on a straight-line basis in accordance with SFAS No. 13, Accounting for Leases. Recognition of real estate rental revenue commences when control of the facility has been given to the tenant. We record a provision for losses on accounts receivable equal to the estimated uncollectible amounts. This estimate is based on our historical experience and a review of the current status of our receivables. Percentage rents, which represent additional rents based on gross tenant sales, are recognized when tenant sales exceed specified thresholds.

In accordance with SFAS No. 66, Accounting for Sales of Real Estate, sales are recognized at closing only when sufficient down payments have been obtained, possession and other attributes of ownership have been transferred to the buyer and we have no significant continuing involvement.

We recognize cost reimbursement income from pass-through expenses on an accrual basis over the periods in which the expenses were incurred. Pass-through expenses are comprised of real estate taxes, operating expenses and common area maintenance costs which are reimbursed by tenants in accordance with specific allowable costs per tenant lease agreements.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable primarily represents amounts accrued and unpaid from tenants in accordance with the terms of the respective leases, subject to our revenue recognition policy. Receivables are reviewed monthly and reserves are established when, in the opinion of management, collection of the receivable is doubtful. Reserves are established for tenants whose rent payment history or financial condition casts doubt upon the tenant’s ability to perform under its lease obligation. When the collection of a receivable is deemed doubtful in the same quarter that the receivable was established, then the allowance for that receivable is recognized as an offset to real estate revenues. When a receivable that was initially established in a prior quarter is deemed doubtful, then the allowance is recognized as an operating expense. In addition to rents due currently, accounts receivable include amounts representing minimal rental income accrued on a straight-line basis to be paid by tenants over the remaining term of their respective leases.

Included in our accounts receivable balance as of December 31, 2008, is a notes receivable balance of $7.3 million, which represents the fair value of a note receivable acquired with 2445 M Street during the fourth quarter of 2008. The note receivable is from a prior tenant at that property. There was no notes receivable balance as of December 31, 2007.

Real Estate and Depreciation

We depreciate buildings on a straight-line basis over estimated useful lives ranging from 28 to 50 years. We capitalize all capital improvement expenditures associated with replacements, improvements or major repairs to real property that extend its useful life and depreciate them using the straight-line method over their estimated useful lives ranging from three to 30 years. We also capitalize costs incurred in connection with our development projects, including capitalizing interest and other internal costs during periods in which qualifying expenditures have been made and activities necessary to get the development projects ready for their intended use are in progress. In addition, we capitalize tenant leasehold improvements when certain criteria are met, including when we supervise construction and will own the improvements. We depreciate all tenant improvements over the shorter of the useful life of the improvements or the term of the related tenant lease. Real estate depreciation expense from continuing operations for the years ended December 31, 2008, 2007 and 2006 was $69.1 million, $55.6 million and $44.0 million, respectively. Maintenance and repair costs that do not extend an asset’s life are charged to expense as incurred.

We capitalize interest costs incurred on borrowing obligations while qualifying assets are being readied for their intended use in accordance with SFAS No. 34, Capitalization of Interest Cost. Total interest expense capitalized to real estate assets related to development and major renovation activities was $2.3 million, $6.7 million and $3.8 million, for the years ended December 31, 2008, 2007 and 2006, respectively. Interest capitalized is amortized over the useful life of the related underlying assets upon those assets being placed into service.

We recognize impairment losses on long-lived assets used in operations and held for sale, development assets or land under development, if indicators of impairment are present and the net undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount and estimated undiscounted cash flows associated with future development expenditures. If such carrying amount is in excess of the estimated cash flows from the operation and disposal of the property, we would recognize an impairment loss equivalent to an amount required to adjust the carrying amount to the estimated fair value. During 2008, we expensed $0.6 million, included in general and administrative expenses, related to development projects no longer considered probable. There were no property impairments recognized during the periods ended December 31, 2007 and 2006.

We allocate the purchase price of acquired properties to the related physical assets and in-place leases based on their fair values, in accordance with SFAS No. 141, Business Combinations. The total acquisition cost comprises the acquisition-date fair value of all assets transferred, equity issued, and liabilities assumed. The fair values of acquired buildings are determined on an “as-if-vacant” basis considering a variety of factors, including the physical condition and quality of the buildings, estimated rental and absorption rates, estimated future cash flows and valuation assumptions consistent with current market conditions. The “as-if-vacant” fair value is allocated to land, building and tenant improvements based on property tax assessments and other relevant information obtained in connection with the acquisition of the property. No goodwill was recorded on our acquisitions for the years ended December 31, 2008, 2007 and 2006.

The fair value of in-place leases consists of the following components – (a) the estimated cost to us to replace the leases, including foregone rents during the period of finding a new tenant and foregone recovery of tenant pass-throughs (referred to as “absorption cost”), (b) the estimated cost of tenant improvements, and other direct costs associated with obtaining a new tenant (referred to as “tenant origination cost”); (c) estimated leasing commissions associated with obtaining a new tenant (referred to as “leasing commissions”); (d) the above/at/below market cash flow of the leases, determined by comparing the projected cash flows of the leases in place to projected cash flows of comparable market-rate leases (referred to as “net lease intangible”); and (e) the value, if any, of customer relationships, determined based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant (referred to as “customer relationship value”). We have attributed no value to customer relationship value as of December 31, 2008 or 2007.

The amounts used to calculate net lease intangible are discounted using an interest rate which reflects the risks associated with the leases acquired. Tenant origination costs are included in income producing property on our balance sheet and are amortized as depreciation expense on a straight-line basis over the remaining life of the underlying leases. Leasing commissions and absorption costs are classified as other assets and are amortized as amortization expense on a straight-line basis over the remaining life of the underlying leases. Net lease intangible assets are classified as other assets and are amortized on a straight-line basis as a decrease to real estate rental revenue over the remaining term of the underlying leases. Net lease intangible liabilities are classified as other liabilities and are amortized on a straight-line basis as an increase to real estate rental revenue over the remaining term of the underlying leases. Should a tenant terminate its lease, the unamortized portion of the tenant origination cost, leasing commissions, absorption costs and net lease intangible associated with that lease are written off.

Federal Income Taxes

We believe that we qualify as a REIT under Sections 856-860 of the Internal Revenue Code and intend to continue to qualify as such. To maintain our status as a REIT, we are required to distribute 90% of our ordinary taxable income to our shareholders. When selling properties, we have the option of (a) reinvesting the sale price of properties sold, allowing for a deferral of income taxes on the sale, (b) paying out capital gains to the shareholders with no tax to us or (c) treating the capital gains as having been distributed to our shareholders, paying the tax on the gain deemed distributed and allocating the tax paid as a credit to our shareholders. In June 2008, two industrial properties, Sullyfield

Center and The Earhart Building, were sold for a gain of $15.3 million. The proceeds from the sales were treated as a distribution to shareholders. In September 2007, Maryland Trade Centers I and II were sold for a gain of $25.0 million. The proceeds from the sale were reinvested in replacement properties. We did not dispose of any of our properties in 2006, and we distributed all of our 2008, 2007 and 2006 ordinary taxable income to our shareholders. No provision for income taxes was necessary in 2008, 2007 or 2006.

Results of Operations

The discussion that follows is based on our consolidated results of operations for the years ended December 31, 2008, 2007 and 2006. The ability to compare one period to another may be significantly affected by acquisitions completed and dispositions made during those years.

For purposes of evaluating comparative operating performance, we categorize our properties as “core”, “non-core” or discontinued operations. A “core” property is one that was owned for the entirety of the periods being evaluated and is included in continuing operations. A “non-core” property is one that was acquired or placed into service during either of the periods being evaluated and is included in continuing operations. Results for properties sold or held for sale during any of the periods evaluated are classified as discontinued operations. A total of four properties were acquired during 2008, eight properties and land for development were acquired during 2007 and fourteen properties were acquired during 2006. Two development properties were placed into service in 2008, and one development property was placed into service during 2007. Two properties were sold and one property was classified as held for sale in 2008, and two properties were sold in 2007. These held for sale and sold properties are classified as discontinued operations for the 2008, 2007 and 2006 periods. There were no properties sold or classified as held for sale in 2006.

To provide more insight into our operating results, our discussion is divided into two main sections: (a) the consolidated results of operations section, in which we provide an overview analysis of results on a consolidated basis, and (b) the net operating income (“NOI”) section, in which we provide a detailed analysis of core versus non-core NOI results by segment. NOI is a non-GAAP measure calculated as real estate rental revenue less real estate operating expenses.

Consolidated Results of Operations

Real Estate Rental Revenue

Real estate rental revenue for properties classified as continuing operations is summarized as follows (all data in thousands except percentage amounts):

	2008	2007	2006	2008 vs 2007	% Change	2007 vs 2006	% Change
Minimum base rent	$244,454	$219,956	$181,616	$24,498	11.1%	$38,340	21.1%
Recoveries from tenants	31,419	25,548	17,872	5,871	23.0%	7,676	42.9%
Provisions for doubtful accounts	(4,569)	(1,978)	(1,130)	(2,591)	(131.0%)	(848)	(75.0%)
Lease termination fees	1,270	506	268	764	151.0%	238	88.8%
Parking and other tenant charges	8,741	7,693	6,365	1,048	13.6%	1,328	20.9%

	$281,315	$251,725	$204,991	$29,590	11.8%	$46,734	22.8%

Real estate rental revenue is comprised of (a) minimum base rent, which includes rental revenues recognized on a straight-line basis, (b) revenue from the recovery of operating expenses from our tenants, (c) provisions for doubtful accounts, which includes provisions for straight-line receivables, (d) revenue from the collection of lease termination fees and (e) parking and other tenant charges such as percentage rents.

Minimum Base Rent: Minimum base rent increased by $24.5 million in 2008 as compared to 2007 due primarily to properties acquired or placed into service in 2008 and 2007 ($22.5 million), combined with a $2.0 million increase in minimum base rent from core properties due to higher rental rates in all segments, partially offset by higher vacancy in the commercial segments.

Minimum base rent increased by $38.3 million in 2007 as compared to 2006 due primarily to properties acquired or placed into service in 2007 and 2006 ($31.6 million), combined with a $7.4 million increase in minimum base rent from core properties due to increased occupancy in the office and industrial segments and rental rate increases in all segments.

Recoveries from Tenants: Recoveries from tenants increased by $5.9 million in 2008 as compared to 2007 due primarily to properties acquired or placed into service in 2008 and 2007 ($4.0 million), combined with a $1.9 million increase in recoveries from tenants from core properties primarily due to higher real estate tax reimbursements ($1.6 million) and common area maintenance reimbursements ($0.2 million).

Recoveries from tenants increased by $7.7 million in 2007 as compared to 2006 due primarily to properties acquired or placed into service in 2007 and 2006 ($4.0 million), combined with a $3.7 million increase in recovery income from core properties due to higher operating expenses and utilities ($0.9 million), common area maintenance ($0.9 million) and real estate taxes ($1.8 million).

Provisions for Doubtful Accounts: Provisions for doubtful accounts increased by $2.6 million in 2008 as compared to 2007 due to higher provisions in the retail ($1.0 million), industrial ($1.0 million) and office ($0.6 million) segments. Provisions for bad debt in the multifamily and medical office segments were flat. The higher overall provision is reflective of the economic recession that began in 2008. In addition to the provision for doubtful accounts included in real estate rental revenue, net recoveries of previously written-off receivables of $0.3 million were recorded in property operating expenses.

Provisions for doubtful accounts increased by $0.8 million in 2007 as compared to 2006.

Lease Termination Fees: Lease termination fees increased by $0.8 million in 2008 as compared to 2007 due primarily to higher fees in the office ($0.8 million) and industrial ($0.2 million) segments, partially offset by lower fees in the retail segment ($0.2 million).

Lease termination fees increased slightly by $0.2 million in 2007 as compared to 2006.

Parking and Other Tenant Charges: Parking and other tenant charges increased by $1.1 million in 2008 as compared to 2007 due primarily to higher parking revenue ($0.8 million) and miscellaneous fees ($0.3 million).

Parking and other tenant charges increased by $1.3 million in 2007 as compared to 2006 due to higher parking revenue and antenna rent.

A summary of economic occupancy for properties classified as continuing operations by segment follows:

Consolidated Economic Occupancy

Segment	2008	2007	2006	2008 vs 2007	2007 vs 2006
Office	93.2%	94.6%	92.1%	(1.4%)	2.5%
Medical Office	96.5%	98.3%	99.0%	(1.8%)	(0.7%)
Retail	94.9%	95.2%	96.0%	(0.3%)	(0.8%)
Multifamily	83.0%	89.2%	92.3%	(6.2%)	(3.1%)
Industrial	93.2%	95.3%	93.8%	(2.1%)	1.5%

Total	92.3%	94.5%	93.8%	(2.2%)	0.7%

Economic occupancy represents actual real estate rental revenue recognized for the period indicated as a percentage of gross potential real estate rental revenue for that period. Percentage rents and expense reimbursements are not considered in computing economic occupancy percentages.

Our overall economic occupancy decreased to 92.3% in 2008 from 94.5% in 2007, driven primarily by the lease-up during 2008 of our development properties in the office and multifamily segments. Our development properties Bennett Park, Clayborne Apartments and Dulles Station, Phase I were placed into service at the end of 2007 and during 2008, and were 78%, 64% and 86% leased at year-end, respectively.

Overall economic occupancy increased to 94.5% in 2007 from 93.8% in 2006 due primarily to occupancy gains in the office and industrial segments.

A detailed discussion of occupancy by sector can be found in the Net Operating Income section.

Real Estate Expenses

Real estate expenses are summarized as follows (all data in thousands except percentage amounts):

	2008	2007	2006	2008 vs 2007	% Change	2007 vs 2006	% Change
Property operating expenses	$66,243	$56,331	$44,493	$9,912	17.6%	$11,838	26.6%
Real estate taxes	28,152	21,883	17,097	6,269	28.6%	4,786	28.0%

	$94,395	$78,214	$61,590	$16,181	20.7%	$16,624	27.0%

Real estate expenses as a percentage of revenue were 33.6% for 2008, 31.1% for 2007 and 30.0% for 2006.

Property Operating Expenses: Property operating expenses include utilities, repairs and maintenance, property administration and management, operating services, common area maintenance and other operating expenses.

Property operating expenses increased $9.9 million in 2008 as compared to 2007 due primarily to properties acquired and placed into service in 2008 and 2007, which accounted for $9.0 million of the increase. Property operating expenses from core properties increased by $0.9 million, driven by higher repairs and maintenance costs ($0.5 million) and administrative costs ($0.5 million).

Property operating expenses increased by $11.8 million in 2007 as compared to 2006 due primarily to the properties acquired and placed into service in 2007 and 2006, which accounted for $9.0 million of the increase. Property operating expenses from core properties increased by $2.8 million, driven by higher utilities rates and an increase in core economic occupancy to 95.1% from 94.3%.

Real Estate Taxes: Real estate taxes increased $6.3 million in 2008 as compared to 2007 due primarily to the properties acquired or placed into service in 2008 and 2007, which accounted for $4.1 million of the increase. Real estate taxes on core properties increased by $2.1 million due primarily to higher rates and assessments across the portfolio.

Real estate taxes increased by $4.8 million in 2007 as compared to 2006 due primarily to the properties acquired in 2007 and 2006, which accounted for $2.9 million of the increase. Real estate taxes on core properties increased by $1.9 million due primarily to higher value assessments.

Other Operating Expenses

Other operating expenses are summarized as follows (all data in thousands except percentage amounts):

	2008	2007	2006	2008 vs 2007	% Change	2007 vs 2006	% Change
Depreciation and amortization	$86,328	$69,039	$50,237	$17,289	25.0%	$18,802	37.4%
Interest expense	75,041	66,336	47,873	8,705	13.1%	18,463	38.6%
General and administrative	12,110	14,882	12,418	(2,772)	(18.6%)	2,464	19.8%

	$173,479	$150,257	$110,528	$23,222	15.4%	$39,729	36.0%

Depreciation and Amortization: Depreciation and amortization expense increased by $17.3 million in 2008 as compared to 2007 due primarily to properties acquired and placed into service of $340.3 million and $411.4 million in 2008 and 2007, respectively.

Depreciation and amortization expense increased by $18.8 million in 2007 as compared to 2006 due primarily to properties acquired and placed into service of $411.4 million and $303.0 million in 2007 and 2006, respectively.

Interest Expense: Interest expense increased $8.7 million in 2008 compared to 2007, reflecting a $4.4 million decrease in capitalized interest due to placing development projects into service at the end of 2007 and during 2008. Also, mortgage interest increased by $3.9 million due to entering into three new mortgage notes during the second quarter of 2008, as well as assuming a mortgage as part of the 2445 M Street acquisition in the fourth quarter of 2008. The proceeds of the new mortgage notes were used to pay down floating rate credit facility debt.

Interest expense increased $18.5 million in 2007 compared to 2006 due to increased acquisition and development activity offset by the refinancing of higher interest rate unsecured notes and mortgages. The acquisition and development activity in 2007 and 2006 was funded primarily by debt, including: (a) in January 2007 the issuance of $150.0 million of 3.875% convertible notes due August 31, 2026, in June 2006 the issuance of $150.0 million of 5.95% unsecured notes due June 15, 2011, and in September 2006 the issuance of $110.0 million of 3.875% convertible notes due September 15, 2026, (b) the increase in short-term borrowing on our lines of credit and (c) the assumption of mortgages totaling $26.8 million for the acquisitions of the Woodholme Portfolio ($21.2 million) and Ashburn Farm Office Park ($5.6 million), offset somewhat by an increase in capitalized interest of $2.9 million.

A summary of interest expense for the years ended December 31, 2008, 2007 and 2006 appears below (in millions, except percentage amounts):

Debt Type	2008	2007	2006	2008 vs. 2007	% Change	2007 vs. 2006	% Change
Notes payable	$53.2	$52.2	$36.8	$1.0	1.9%	$15.4	41.8%
Mortgages	18.4	14.5	11.3	3.9	26.9%	3.2	28.3%
Lines of credit/short-term note payable	5.7	6.3	3.6	(0.6)	(9.5%)	2.7	75.0%
Capitalized interest	(2.3)	(6.7)	(3.8)	4.4	65.7%	(2.9)	(76.3%)

Total	$75.0	$66.3	$47.9	$8.7	13.1%	$18.4	38.4%

General and Administrative Expense

General and administrative expense decreased by $2.8 million in 2008 as compared to 2007 due primarily to lower incentive compensation expense. Further, we incurred bondholder consent fees in 2007 that did not recur in 2008.

General and administrative expense increased by $2.5 million in 2007 as compared to 2006 due primarily to bondholder consent fees associated with the modifications to our bond covenants, higher incentive compensation, equity compensation issued to the retiring Chief Executive Officer, higher trustee fees due to an increase in the value of annual equity awards and increased staff salaries primarily due to the growth in our portfolio.

Discontinued Operations

We dispose of assets (sometimes using tax-deferred exchanges) that are inconsistent with our long-term strategic or return objectives and where market conditions for sale are favorable. The proceeds from the sales are reinvested into other properties, used to fund development operations, used to otherwise support corporate needs or are distributed to our shareholders.

We sold two industrial properties in 2008 and two office properties in 2007. Sullyfield Center and the Earhart Building were classified as held for sale in November 2007 and sold in June 2008. They were sold for a contract sales price of $41.1 million, and we recognized a gain on sale of $15.3 million in accordance with SFAS No. 66, Accounting for Sales of Real Estate. Maryland Trade Centers I and II were classified as held for sale in March 2007 and sold as September 2007. They were sold for a contract sales price of $58.0 million, and we recognized a gain on disposal of $25.0 million. $15.3 million of the proceeds from the disposition were used to fund the purchase of CentreMed I & II in August 2007 in a reverse tax free property exchange, and $40.1 million of the proceeds from the disposition were escrowed in a tax free property exchange account and subsequently used to fund a portion of the purchase price of 2000 M Street in December 2007.

In September 2008, we concluded that Avondale, a multifamily property, met the criteria specified in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, necessary to classify this property as held for sale.

In March 2009, we concluded that Charleston Business Center, an industrial property, met the criteria specified in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, necessary to classify this property as held for sale. Senior management has committed to, and actively embarked upon, plans to sell these assets, and the sales are expected to be completed within one year under terms usual and customary for such sales, with no indication that the plans will be significantly altered or abandoned. Depreciation on these properties was discontinued as of the date they were classified as held for sale, but operating revenues and other operating expenses continue to be recognized until the date of sale. Under SFAS No. 144, revenues and expenses of properties that are classified as held for sale or sold are treated as discontinued operations for all periods presented in the consolidated statements of income.

For 2006, discontinued operations consist of the six properties classified as held for sale or sold in 2008 and 2007.

Operating results of the properties classified as discontinued operations are summarized as follows (in thousands, except for percentages):

	2008	2007	2006	2008 vs. 2007	% Change	2007 vs. 2006	% Change
Revenues	$5,872	$13,285	$14,671	$(7,413)	(55.8%)	$(1,386)	(9.4%)
Property expenses	(2,232)	(5,085)	(5,680)	2,853	56.1%	595	10.5%
Depreciation and amortization	(570)	(1,986)	(3,933)	1,416	71.3%	1,947	49.5%
Interest expense	—	—	(580)	—	—	580	—

Total	$3,070	$6,214	$4,478	$(3,144)	(50.6%)	$1,736	38.8%

Income from operations of properties sold or held for sale decreased to $3.1 million in 2008 from $6.2 million 2007 due to the sale of Maryland Trade Center I & II in September 2007 and the sale of Sullyfield Center and the Earhart Building in June 2008.

Income from operations of properties sold or held for sale increased to $6.2 million in 2007 from $4.5 million in 2006. The increase from is primarily due to the discontinuation of depreciation expense for Maryland Trade Center I & II in March 2007.

Net Operating Income

NOI, defined as real estate rental revenue less real estate expenses, is the primary performance measure we use to assess the results of our operations at the property level. We provide NOI as a supplement to net income calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). NOI does not represent net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. NOI is calculated as net income, less non-real estate (“other”) revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization and general and administrative expenses. A reconciliation of NOI to net income follows.

2008 Compared to 2007

The following tables of selected operating data provide the basis for our discussion of NOI in 2008 compared to 2007. All amounts are in thousands except percentage amounts.

	Years Ended December 31,
	2008	2007	$ Change	% Change
Real Estate Rental Revenue
Core	$234,276	$232,391	$1,885	0.8%
Non-core (1)	47,039	19,334	27,705	143.3%

Total real estate rental revenue	$281,315	$251,725	$29,590	11.8%
Real Estate Expenses
Core	$74,496	$71,401	$3,095	4.3%
Non-core (1)	19,899	6,813	13,086	192.1%

Total real estate expenses	$94,395	$78,214	$16,181	20.7%
NOI
Core	$159,780	$160,990	$(1,210)	(0.8%)
Non-core (1)	27,140	12,521	14,619	116.8%

Total NOI	$186,920	$173,511	$13,409	7.7%

Reconciliation to Net Income
NOI	$186,920	$173,511
Other income	1,073	1,875
Income from non-disposal activities	17	1,303
Interest expense	(75,041)	(66,336)
Depreciation and amortization	(86,328)	(69,039)
General and administrative expenses	(12,110)	(14,882)
Loss on extinguishment of debt	(5,583)	—
Discontinued operations (2)	3,070	6,214
Gain on sale of real estate	15,275	25,022

Net income	27,293	57,668
Less: Net income attributable to noncontrolling interests	(211)	(217)

Net income attributable to the controlling interests	$27,082	$57,451

Economic Occupancy	2008	2007
Core	94.4%	94.7%
Non-core (1)	82.2%	92.6%

Total	92.3%	94.5%

(1)	Non-core properties include:

2008 in development – Clayborne Apartments and Dulles Station, Phase I

2007 in development – Bennett Park

2008 acquisitions – 6100 Columbia Park Road, Sterling Medical Office Building, Kenmore Apartments and 2445 M Street

2007 acquisitions – 270 Technology Park, Monument II, 2440 M Street, Woodholme Medical Office Building, Woodholme Center, Ashburn Farm Office Park, CentreMed I & II and 2000 M Street

(2)	Discontinued operations include gain on disposals and income from operations for:

2008 disposals – Sullyfield Center and The Earhart Building

Held for sale – Avondale and Charleston Business Center

2007 disposals – Maryland Trade Center I and II

Real estate rental revenue in 2008 increased by $29.6 million in 2008 as compared to 2007 due primarily to the acquisition or placing into service of five office properties, five medical office properties, three multifamily properties and two industrial properties in 2007 and 2008, which added approximately 2.3 million square feet of net rentable space. These acquisition and development properties contributed $27.7 million of the increase. Real estate rental revenue from the core properties increased by $1.9 million primarily due to higher cash rental rates in all segments ($6.0 million), partially offset by higher bad debt expense ($2.6 million) and lower core occupancy ($1.6 million) in the commercial segments.

Real estate expenses increased by $16.2 million in 2008 as compared to 2007 due primarily to acquisition and development properties, which contributed $13.1 million of the increase. Real estate expenses from core properties increased by $3.1 million due primarily to higher real estate taxes ($2.2 million), administrative expenses ($0.5 million) and repairs and maintenance ($0.4 million).

Core economic occupancy decreased to 94.4% in 2008 from 94.7% in 2007 due to lower core economic occupancy in the commercial property segments, partially offset by higher core economic occupancy in the multifamily segment. Non-core economic occupancy decreased to 82.2% in 2008 from 92.6% in 2007, driven by the lease-up of our development properties in the office and multifamily segments. During 2008, 60.5% of the commercial square footage expiring was renewed as compared to 80.0% in 2007. During 2008, 1.5 million commercial square feet were leased at an average rental rate of $24.68 per square foot, an increase of 19.4%, with average tenant improvements and leasing costs of $13.36 per square foot. These leasing statistics do not include leases executed during 2008 for Dulles Station, Phase I, a development property.

An analysis of NOI by segment follows.

Office Segment:

	Years Ended December 31,
	2008	2007	$ Change	% Change
Real Estate Rental Revenue
Core	$95,393	$94,446	$947	1.0%
Non-core (1)	23,491	8,177	15,314	187.3%

Total real estate rental revenue	$118,884	$102,623	$16,261	15.8%
Real Estate Expenses
Core	$33,243	$32,217	$1,026	3.2%
Non-core (1)	9,452	2,641	6,811	257.9%

Total real estate expenses	$42,695	$34,858	$7,837	22.5%
NOI
Core	$62,150	$62,229	$(79)	(0.1%)
Non-core (1)	14,039	5,536	8,503	153.6%

Total NOI	$76,189	$67,765	$8,424	12.4%

Economic Occupancy	2008	2007
Core	93.8%	94.3%
Non-core (1)	90.4%	97.9%

Total	93.2%	94.6%

(1)	Non-core properties include:

2008 in development – Dulles Station

2008 acquisition – 2445 M Street

2007 acquisitions – Monument II, Woodholme Center and 2000 M Street

Real estate rental revenue in the office segment increased by $16.3 million in 2008 as compared to 2007 due primarily to acquisition and development properties, which contributed $15.3 million of the increase. Real estate rental revenue from core properties increased by $1.0 million primarily due to higher rental rates ($1.4 million) and lease termination fees ($0.6 million), offset by lower core occupancy ($0.5 million) and higher bad debt ($0.5 million).

Real estate expenses in the office segment increased by $7.8 million in 2008 as compared to 2007 due primarily to acquisition and development properties, which contributed $6.8 million of the increase. Real estate expenses from core properties increased by $1.0 million primarily due to higher real estate taxes ($0.7 million) caused by higher rates and assessments, as well as higher repairs and maintenance expense ($0.4 million).

Core economic occupancy decreased to 93.8% in 2008 from 94.3% in 2007, driven by higher vacancy at One Central Plaza, 600 Jefferson Plaza and the Lexington. These were partially offset by higher economic occupancy at West Gude Drive, Wayne Plaza and 7900 Westpark. Non-core economic occupancy decreased to 90.4% from 97.9% due to the lease-up of Dulles Station, Phase I, a development property, as well as lower occupancy at 2000 M Street. During 2008, 41.8% of the square footage that expired was renewed compared to 82.7% in 2007, excluding properties sold or classified as held for sale. During 2008, we executed new leases for 567,700 square feet of office space at an average rental rate of $32.46 per square foot, an increase of 16.5%, with average tenant improvements and leasing costs of $20.90 per square foot. These leasing statistics do not include leases executed during 2008 for Dulles Station, Phase I, a development property.

Medical Office Segment:

	Years Ended December 31,
	2008	2007	$ Change	% Change
Real Estate Rental Revenue
Core	$29,510	$29,314	$196	0.7%
Non-core (1)	14,084	8,533	5,551	65.1%

Total real estate rental revenue	$43,594	$37,847	$5,747	15.2%
Real Estate Expenses
Core	$8,897	$8,654	$243	2.8%
Non-core (1)	5,280	2,997	2,283	76.2%

Total real estate expenses	$14,177	$11,651	$2,526	21.7%
NOI
Core	$20,613	$20,660	$(47)	(0.2%)
Non-core (1)	8,804	5,536	3,268	59.0%

Total NOI	$29,417	$26,196	$3,221	12.3%

Economic Occupancy	2008	2007
Core	97.7%	98.9%
Non-core (1)	93.9%	96.1%

Total	96.5%	98.3%

(1)	Non-core properties include:

2008 acquisition – Sterling Medical Office Building

2007 acquisitions – 2440 M Street, Woodholme Medical Office Building, Ashburn Farm Office Park, and CentreMed I & II

Real estate rental revenue in the medical office segment increased by $5.8 million in 2008 as compared to 2007 due primarily to acquisition properties, which contributed $5.6 million of the increase. Real estate rental revenue from core properties increased by $0.2 million primarily due to higher rental rates ($0.5 million) partially offset by lower core occupancy ($0.3 million).

Real estate expenses in the medical office segment increased by $2.5 million in 2008 as compared to 2007 due primarily to acquisition properties, which contributed $2.3 million of the increase. Real estate expenses from core properties increased by $0.2 million due to higher real estate taxes ($0.4 million) caused by higher rates and assessments, partially offset by lower operating services and supplies expense ($0.2 million).

Core economic occupancy decreased to 97.7% in 2008 from 98.9% in 2007, driven by higher vacancy at 8301 Arlington Boulevard and Alexandria Professional Center. Non-core economic occupancy decreased to 93.9% from 96.1% due to higher vacancy at Sterling Medical Office Building, Woodholme Medical Center and 2440 M Street. The sellers of Sterling Medical Office Building are reimbursing us for its vacant space for a period of 12 – 18 months from the acquisition date. During 2008, 63.6% of the square footage that expired was renewed compared to 50.0% in 2007. During 2008, we executed new leases for 183,300 square feet of medical office space at an average rental rate of $37.82, an increase of 23.4%, with average tenant improvements and leasing costs of $26.19 per square foot.

Retail Segment:

	Years Ended December 31,
	2008	2007	$ Change	% Change
Real Estate Rental Revenue
Total	$40,987	$41,512	$(525)	(1.3%)
Real Estate Expenses
Total	$9,646	$8,921	$725	8.1%
NOI
Total	$31,341	$32,591	$(1,250)	(3.8%)

Economic Occupancy	2008	2007
Total	94.9%	95.2%

Real estate rental revenue in the retail segment decreased by $0.5 million in 2008 as compared to 2007 due to higher bad debt ($1.0 million), amortization of intangible lease assets ($0.7 million) and lower occupancy ($0.1 million), partially offset by higher rental rates ($1.3 million). The bad debt and amortization of intangible lease assets includes write-offs of $0.4 million and $0.4 million, respectively, caused by the bankruptcy of a major retail tenant.

Real estate expenses in the retail segment increased by $0.7 million in 2008 as compared to 2007 due to higher real estate taxes ($0.4 million) caused by higher rates and assessments, as well as the write-off of a straight-line receivable ($0.3 million) caused by the bankruptcy of a major retail tenant.

Economic occupancy decreased to 94.9% in 2008 from 95.2% in 2007, driven by higher vacancy at Westminster Shopping Center and Montgomery Village Center. This was partially offset by lower vacancy at Montrose Shopping Center and South Washington Street. During 2008, 91.5% of the square footage that expired was renewed compared to 82.1% in 2007. During 2008, we executed new leases for 186,200 square feet of retail space at an average rental rate of $26.27, an increase of 26.9%, with average tenant improvements and leasing costs of $7.91 per square foot.

Multifamily Segment:

	Years Ended December 31,
	2008	2007	$ Change	% Change
Real Estate Rental Revenue
Core	$32,199	$31,089	$1,110	3.6%
Non-core (1)	5,659	275	5,384	—

Total real estate rental revenue	$37,858	$31,364	$6,494	20.7%
Real Estate Expenses
Core	$13,315	$12,823	$492	3.8%
Non-core (1)	4,121	639	3,482	—

Total real estate expenses	$17,436	$13,462	$3,974	29.5%
NOI
Core	$18,884	$18,266	$618	3.4%
Non-core (1)	1,538	(364)	1,902	—

Total NOI	$20,422	$17,902	$2,520	14.1%

Economic Occupancy	2008	2007
Core	93.5%	91.3%
Non-core (1)	49.6%	24.0%

Total	83.0%	89.2%

(1)	Non-core properties include:

2008 in development – Clayborne Apartments

2007 in development – Bennett Park

2008 acquisition – Kenmore Apartments

Real estate rental revenue in the multifamily segment increased by $6.5 million in 2008 as compared to 2007 due primarily to acquisition and development properties, which contributed $5.4 million of the increase. Real estate rental revenue from core properties increased by $1.1 million due to higher rental rates ($0.3 million) and higher core occupancy ($0.7 million).

Real estate expenses in the multifamily segment increased by $4.0 million in 2008 as compared to 2007 due primarily to acquisition and development properties, which contributed $3.5 million of the increase. Real estate expenses from core properties increased by $0.5 million primarily due to higher administrative expenses ($0.3 million) driven by increased personnel and marketing costs, as well as higher real estate taxes ($0.1 million) caused by higher rates and assessments.

Core economic occupancy increased to 93.5% in 2008 from 91.3% in 2007, driven by higher occupancy at Roosevelt Towers and Bethesda Hill Apartments. Non-core economic occupancy increased to 49.6% from 24.0%, reflecting the continuing lease-up of Bennett Park and Clayborne Apartments.

Industrial Segment:

	Years Ended December 31,
	2008	2007	$ Change	% Change
Real Estate Rental Revenue
Core	$36,187	$36,030	$157	0.4%
Non-core (1)	3,805	2,349	1,456	62.0%

Total real estate rental revenue	$39,992	$38,379	$1,613	4.2%
Real Estate Expenses
Core	$9,395	$8,786	$609	6.9%
Non-core (1)	1,046	536	510	95.1%

Total real estate expenses	$10,441	$9,322	$1,119	12.0%
NOI
Core	$26,792	$27,244	$(452)	(1.7%)
Non-core (1)	2,759	1,813	946	52.2%

Total NOI	$29,551	$29,057	$494	1.7%

Economic Occupancy	2008	2007
Core	93.4%	95.2%
Non-core (1)	90.9%	96.2%

Total	93.2%	95.3%

(1)	Non-core properties include:

2008 acquisition – 6100 Columbia Park Road

2007 acquisition – 270 Technology Park

Real estate rental revenue in the industrial segment increased by $1.6 million in 2008 as compared to 2007 due primarily to acquisition properties, which contributed $1.5 million of the increase. Real estate rental revenue from core properties increased by $0.1 million primarily due to higher rental rates ($1.0 million), higher recoveries of operating expenses ($0.5 million) and higher lease termination fees ($0.2 million), partially offset by higher bad debt ($1.0 million) and lower core occupancy ($0.6 million).

Real estate expenses in the industrial segment increased by $1.1 million in 2008 as compared to 2007 due primarily to acquisition and development properties, which contributed $0.5 million of the increase. Real estate expenses from core properties increased by $0.6 million due to higher real estate taxes caused by higher rates and assessments.

Core economic occupancy decreased to 93.4% in 2008 from 95.2% in 2007, driven by higher vacancy at Tech 100, Ammendale Technology Park and NVIP I & II. These were partially offset by higher economic occupancy at Sully Square and 9950 Business Parkway. Non-core economic occupancy decreased to 90.9% from 96.2% due to higher vacancy at 270 Tech Park and 6100 Columbia Park Drive. During 2008, 59.1% of the square footage that expired was renewed compared to 84.2% in 2007, excluding properties sold or classified as held for sale. During 2008, we executed new leases for 570,900 square feet of industrial space at an average rental rate of $12.19, an increase of 18.5%, with average tenant improvements and leasing costs of $3.53 per square foot.

2007 Compared to 2006

The following tables of selected operating data provide the basis for our discussion of NOI in 2007 compared to 2006. All amounts are in thousands except percentage amounts.

	Years Ended December 31,
	2007	2006	$ Change	% Change
Real Estate Rental Revenue
Core	$199,795	$189,575	$10,220	5.4%
Non-core (1)	51,930	15,416	36,514	236.9%

Total real estate rental revenue	$251,725	$204,991	$46,734	22.8%
Real Estate Expenses
Core	$61,185	$56,505	$4,680	8.3%
Non-core (1)	17,029	5,085	11,944	234.9%

Total real estate expenses	$78,214	$61,590	$16,624	27.0%
NOI
Core	$138,610	$133,070	$5,540	4.2%
Non-core (1)	34,901	10,331	24,570	237.8%

Total NOI	$173,511	$143,401	$30,110	21.0%

Reconciliation to Net Income
NOI	$173,511	$143,401
Other income	1,875	906
Gain from non-disposal activities	1,303	—
Interest expense	(66,336)	(47,873)
Depreciation and amortization	(69,039)	(50,237)
General and administrative expenses	(14,882)	(12,418)
Discontinued operations (2)	6,214	4,478
Gain on sale of real estate	25,022	—

Net income	57,668	38,257
Less: Net income attributable to noncontrolling interests	(217)	(204)

Net income attributable to the controlling interests	$57,451	$38,053

Economic Occupancy	2007	2006
Core	95.1%	94.3%
Non-core (1)	92.5%	87.9%

Total	94.5%	93.8%

(1)	Non-core properties include:

2007 in development – Bennett Park

2007 acquisitions – 270 Technology Park, Monument II, 2440 M Street, Woodholme Medical Office Building, Woodholme Center, Ashburn Farm Office Park, CentreMed I & II and 2000 M Street

2006 acquisitions – Hampton Overlook, Hampton South, Alexandria Medical Center, 9707 Medical Center Drive, 15001 Shady Grove Road, Montrose Shopping Center, Randolph Shopping Center, 9950 Business Parkway, Plumtree Medical Center, 15005 Shady Grove Road, 6565 Arlington Blvd, West Gude Drive, The Ridges, The Crescent

(2)	Discontinued operations include gain on disposals and income from operations for:

2008 disposals – Sullyfield Center and The Earhart Building

Held for sale – Avondale and Charleston Business Center

2007 disposals – Maryland Trade Center I and II

Real estate rental revenue increased by $46.7 million in 2007 as compared to 2006 due primarily to our acquisitions of six office properties, ten medical office properties, two retail centers and four industrial properties in 2006 and 2007, which added approximately 2.5 million square feet of net rentable space. Acquisition and development properties contributed $36.5 million of the increase. Real estate rental revenue from core properties increased by $10.2 million due to rental rate growth of 3.4% across the portfolio and higher core economic occupancy in the office and retail segments.

Real estate expenses increased by $16.6 million in 2007 as compared to 2006 due primarily to acquisition and development properties, which contributed $11.9 million of the increase. Real estate expenses from core properties increased by $4.7 million, due primarily to higher real estate taxes, utilities, repairs and maintenance, and operating services in all segments.

Overall economic occupancy increased to 94.5% in 2007 from 93.8% in 2006 due to higher core occupancy in the office and industrial segments and higher non-core occupancy in our office, retail and industrial properties. During 2007, 80.0% of the commercial square footage expiring from continuing operations was renewed as compared to 77.0% in 2006. During 2007, 1.8 million commercial square feet were leased at an average rental rate of $18.99 per square foot, an increase of 17.3%, with average tenant improvements and leasing costs of $11.05 per square foot.

An analysis of NOI by segment follows.

Office Segment:

	Years Ended December 31,
	2007	2006	$ Change	% Change
Real Estate Rental Revenue
Core	$80,747	$75,236	$5,511	7.3%
Non-core (1)	21,876	4,784	17,092	357.3%

Total real estate rental revenue	$102,623	$80,020	$22,603	28.2%
Real Estate Expenses
Core	$27,373	$25,136	$2,237	8.9%
Non-core (1)	7,485	1,668	5,817	348.7%

Total real estate expenses	$34,858	$26,804	$8,054	30.0%
NOI
Core	$53,374	$50,100	$3,274	6.5%
Non-core (1)	14,391	3,116	11,275	361.8%

Total NOI	$67,765	$53,216	$14,549	27.3%

Economic Occupancy	2007	2006
Core	95.2%	92.1%
Non-core (1)	92.5%	92.0%

Total	94.6%	92.1%

(1)	Non-core properties include:

2007 acquisitions – Monument II, Woodholme Center and 2000 M Street

2006 acquisitions – 6565 Arlington Blvd, West Gude Drive, the Ridges and the Crescent

Real estate rental revenue in the office segment increased by $22.6 million in 2007 as compared to 2006 due primarily to acquisition properties, which contributed $17.1 million of the increase. Real estate rental revenue from core properties increased by $5.5 million due to a 3.1% increase in occupancy ($2.2 million) led by occupancy gains at 7900 Westpark, 6110 Executive Boulevard, 515 King Street, the Lexington and 1901 Pennsylvania Avenue, increases in recoveries ($1.7 million), and rental rate increases ($1.6 million).

Real estate expenses in the office segment increased by $8.1 million in 2007 as compared to 2006 due primarily to acquisition properties, which contributed $5.8 million of the increase. Real estate expenses from core properties increased by $2.2 million due primarily to higher real estate tax expense ($0.9 million) due to higher value assessments for properties across several jurisdictions, higher utility costs ($0.6 million) driven by escalating fuel rates, consumption and energy taxes, and increased administrative, custodial and maintenance costs ($0.7 million) associated with the higher occupancy.

Core economic occupancy increased by 3.1% due to the occupancy gains described in the paragraph above. Non-core economic occupancy had a small increase. During 2007, 82.7% of the square footage that expired was renewed compared to 67.7% in 2006, excluding properties sold or classified as held for sale. During 2007, we executed new leases for 525,600 square feet of office space at an average rental rate of $28.10 per square foot, an increase of 12.1%, with average tenant improvements and leasing costs of $21.67 per square foot.

Medical Office Segment:

	Years Ended December 31,
	2007	2006	$ Change	% Change
Real Estate Rental Revenue
Core	$18,478	$18,094	$384	2.1%
Non-core (1)	19,369	6,237	13,132	210.5%

Total real estate rental revenue	$37,847	$24,331	$13,516	55.6%
Real Estate Expenses
Core	$5,018	$4,759	$259	5.4%
Non-core (1)	6,633	2,305	4,328	187.8%

Total real estate expenses	$11,651	$7,064	$4,587	64.9%
NOI
Core	$13,460	$13,335	$125	0.9%
Non-core (1)	12,736	3,932	8,804	223.9%

Total NOI	$26,196	$17,267	$8,929	51.7%

Economic Occupancy	2007	2006
Core	98.8%	98.8%
Non-core (1)	97.8%	99.9%

Total	98.3%	99.0%

(1)	Non-core properties include:

2006 acquisitions – Alexandria Professional Center, 9707 Medical Center Drive, 15001 Shady Grove Road, Plumtree Medical Center and 15005 Shady Grove Road

Real estate rental revenue in the medical office segment increased by $13.5 million in 2007 as compared to 2006 due primarily to acquisition properties, which contributed $13.1 million of the increase. Real estate rental revenue from core properties increased by $0.4 million primarily due to a 2.3% increase in rental rates.

Real estate expenses in the medical office segment increased by $4.6 million in 2007 as compared to 2006 due primarily to acquisition properties, which contributed $4.3 million of the increase. Real estate expenses from core properties increased by $0.3 million due to higher utilities ($0.1 million) and real estate taxes ($0.2 million).

Core economic occupancy was unchanged from 2006 to 2007. Non-core economic occupancy decreased by 2.1% due primarily to vacancies at 2440 M Street and Woodholme Medical Center. During 2007, 50.0% of the square footage that expired was renewed compared to 87.7% in 2006, excluding properties sold or classified as held for sale. During 2007, we executed new leases for 103,200 square feet of medical office space at an average rental rate of $33.82 per square foot, an increase of 19.8%, with average tenant improvements and leasing costs of $18.28 per square foot.

Retail Segment:

	Years Ended December 31,
	2007	2006	$ Change	% Change
Real Estate Rental Revenue
Core	$37,066	$35,194	$1,872	5.3%
Non-core (1)	4,446	2,069	2,377	114.9%

Total real estate rental revenue	$41,512	$37,263	$4,249	11.4%
Real Estate Expenses
Core	$8,090	$7,512	$578	7.7%
Non-core (1)	831	471	360	76.4%

Total real estate expenses	$8,921	$7,983	$938	11.8%
NOI
Core	$28,976	$27,682	$1,294	4.7%
Non-core (1)	3,615	1,598	2,017	126.2%

Total NOI	$32,591	$29,280	$3,311	11.3%

Economic Occupancy	2007	2006
Core	96.3%	99.2%
Non-core (1)	85.7%	59.6%

Total	95.2%	96.0%

(1)	Non-core properties include:

2006 acquisitions – Randolph and Montrose Shopping Centers

Real estate rental revenue in the retail segment increased by $4.3 million in 2007 as compared to 2006 due primarily to acquisition properties, which contributed $2.4 million of the increase. Real estate rental revenue from core properties increased by $1.9 million primarily due to rental rate growth of 5.7% driven by the completion of redevelopment at the Shoppes at Foxchase and escalating market rates at Bradlee Shopping Center.

Real estate expenses in the retail segment increased by $0.9 million in 2007 as compared to 2006 due in part to acquisition properties, which contributed $0.3 million of the increase. Real estate expenses from core properties increased by $0.6 million due to higher common area maintenance costs ($0.3 million) and increased real estate taxes ($0.3 million).

Core economic occupancy for the retail segment decreased by 2.9% due to lower occupancy at South Washington Street, the Shoppes at Foxchase and Bradlee Shopping Center. Non-core economic occupancy increased by 26.1% due to the successful leasing efforts at Montrose and Randolph shopping centers. During 2007, 82.1% of the square footage that expired was renewed compared to 90.8% in 2006, excluding properties sold or classified as held for sale. During 2007, we executed new leases for 223,900 square feet of retail space at an average rental rate of $24.78 per square foot, an increase of 32.7%, with average tenant improvements and leasing costs of $9.26 per square foot.

Multifamily Segment:

	Years Ended December 31,
	2007	2006	$ Change	% Change
Real Estate Rental Revenue
Core	$31,089	$29,677	$1,412	4.8%
Non-core (1)	275	—	275	—

Total real estate rental revenue	$31,364	$29,677	$1,687	5.7%
Real Estate Expenses
Core	$12,823	$11,788	$1,035	8.8%
Non-core (1)	639	—	639	—

Total real estate expenses	$13,462	$11,788	$1,674	14.2%
NOI
Core	$18,266	$17,889	$377	2.1%
Non-core (1)	(364)	—	(364)	—

Total NOI	$17,902	$17,889	$13	0.1%

Economic Occupancy	2007	2006
Core	91.3%	92.3%
Non-core (1)	24.0%	—

Total	89.2%	92.3%

(1)	Non-core properties include:

2007 in development – Bennett Park

Real estate rental revenue in the multifamily segment increased by $1.7 million in 2007 as compared to 2006 due primarily to higher minimum base rent throughout the portfolio and an increase in utilities reimbursement in the core properties, offset by a 1.0% decrease in core economic occupancy. The real estate rental revenue from non-core properties of $0.3 million was due to the substantial completion of Bennett Park in the fourth quarter of 2007.

Real estate expenses in the multifamily segment increased by $1.7 million in 2007 as compared to 2006 due primarily to higher repairs and maintenance costs, higher real estate taxes, and increased operating services and supplies costs in the core portfolio. Real estate expenses from non-core properties of $0.6 million were due to the substantial completion of Bennett Park.

Overall economic occupancy decreased to 89.2% in 2007 from 92.3% in 2006 due to the substantial completion of Bennett Park in the fourth quarter of 2007. The property was in its lease-up phase and its occupancy was 24.0% at year end.

Industrial Segment:

	Years Ended December 31,
	2007	2006	$ Change	% Change
Real Estate Rental Revenue
Core	$32,415	$31,374	$1,041	3.3%
Non-core (1)	5,964	2,326	3,638	156.4%

Total real estate rental revenue	$38,379	$33,700	$4,679	13.9%
Real Estate Expenses
Core	$7,881	$7,310	$571	7.8%
Non-core (1)	1,441	641	800	124.8%

Total real estate expenses	$9,322	$7,951	$1,371	17.2%
Net Operating Income
Core	$24,534	$24,064	$470	2.0%
Non-core (1)	4,523	1,685	2,838	168.4%

Total NOI	$29,057	$25,749	$3,308	12.8%

Economic Occupancy	2007	2006
Core	95.3%	94.5%
Non-core (1)	95.1%	84.4%

Total	95.3%	93.8%

(1)	Non-core properties include:

2007 acquisition – 270 Technology Park

2006 acquisitions – Hampton Overlook, Hampton South and 9950 Business Parkway

Real estate rental revenue in the industrial segment increased by $4.7 million in 2007 as compared to 2006 due primarily to acquisition properties, which contributed $3.6 million of the increase. Real estate rental revenue from core properties increased by $1.0 million due to rental rate growth ($0.8 million) and an increase in economic occupancy ($0.2 million).

Real estate expenses in the industrial segment increased by $1.4 million in 2007 as compared to 2006 due primarily to acquisition properties, which contributed $0.8 million of the increase. Real estate expenses from core properties increased by $0.6 million due to higher common area maintenance costs ($0.3 million), real estate taxes ($0.2 million) and utilities ($0.1 million).

Core economic occupancy increased to 95.3% from 94.5% due primarily to lower vacancy at Sully Square and NVIP I & II. Non-core economic occupancy increased to 95.1% from 84.4% due primarily to lower vacancy at Hampton South. During 2007, 84.2% of the square footage that expired was renewed compared to 79.2% in 2006, excluding properties sold or classified as held for sale. During 2007, we executed new leases for 912,100 square feet of industrial space at an average rental rate of $10.64 per square foot, an increase of 17.0%, with average tenant improvements and leasing costs of $4.56 per square foot.

Liquidity and Capital Resources

Capital Structure

We manage our capital structure to reflect a long-term investment approach, generally seeking to match the cash flow of our assets with a mix of equity and various debt instruments. We expect that our capital structure will allow us to obtain additional capital from diverse sources that could include additional equity offerings of common shares, public and private secured and unsecured debt financings, and possible asset dispositions. Our ability to raise funds through the sale of debt and equity securities is dependent on, among other things, general economic conditions, general market conditions for REITs, our operating performance, our debt rating and the current trading price of our common shares. We analyze which source of capital we believe to be most advantageous to us at any particular point in time. However, the capital markets may not consistently be available on terms that we consider attractive. In particular, as a result of the current economic downturn and turmoil in the capital markets, unsecured notes financings for REITs have currently become virtually unavailable and long-term credit has become significantly more costly. We cannot predict how long these conditions will continue.

We currently expect that our potential sources of liquidity for acquisitions, development, expansion and renovation of properties, plus operating and administrative will include:

•	Cash flow from operations;

•	Borrowings under our unsecured credit facilities or other short-term facilities;

•	Issuances of our equity securities and/or common units in our operating partnership;

•	Proceeds from long-term secured or unsecured debt financings;

•	Investment from joint venture partners; and

•	Net proceeds from the sale of assets.

As noted above, our current access to long-term secured and unsecured debt financings has been adversely affected by the current economic downturn and turmoil in the credit markets. We cannot predict how long these conditions will continue.

During 2009, we expect that we will have modest capital requirements, including the following items. There can be no assurance that our capital requirements will not be materially higher or lower than these expectations.

•	Funding dividends on our common shares and noncontrolling interest distributions to third party unit holders;

•

Approximately $35.0 - $40.0 million to invest in our existing portfolio of operating assets, including approximately $15.0 - $20.0 million to fund tenant-related capital requirements and leasing commissions;

•	Approximately $15.0 million to fund first generation tenant-related capital requirements and leasing commissions;

•	Approximately $2.5 million to invest in our development projects; and

•	Approximately $19.5 - $50.0 million to fund our expected property acquisitions.

We believe that we will generate sufficient cash flow from operations and have access to the capital resources necessary to fund our requirements. However, as a result of general market conditions in the greater Washington metro region, economic downturns affecting the ability to attract and retain tenants, unfavorable fluctuations in interest rates or our share price, unfavorable changes in the supply of competing properties, or our properties not performing as expected, we may not generate sufficient cash flow from operations or otherwise have access to capital on favorable terms, or at all. If we are unable to obtain capital from other sources, we may not be able to pay the dividend required to maintain our status as a REIT, make required principal and interest payments, make strategic acquisitions or make necessary routine capital improvements or undertake re-development opportunities with respect to our existing portfolio of operating assets. In addition, if a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the holder of the mortgage could foreclose on the property, resulting in loss of income and asset value.

Debt Financing

We generally use secured or unsecured, corporate-level debt, including mortgages, unsecured notes and our unsecured credit facilities, to meet our borrowing needs. Long-term, we generally use fixed rate debt instruments in order to match the returns from our real estate assets. We also utilize variable rate debt for short-term financing purposes. At times, our mix of variable and fixed rate debt may not suit our needs. At those times, we may use derivative financial instruments including interest rate swaps and caps, forward interest rate options or interest rate options in order to assist us in managing our debt mix. We may either hedge our variable rate debt to give it an effective fixed interest rate or hedge fixed rate debt to give it an effective variable interest rate.

Typically we have obtained the ratings of two credit rating agencies in the underwriting of our unsecured debt. As of December 31, 2008, Standard & Poor’s had assigned its BBB+ rating with a stable outlook, and Moody’s Investor Service has assigned its Baa1 rating with a stable outlook, to our unsecured debt offerings. A downgrade in rating by either of these rating agencies could result from, among other things, a change in our financial position. Any such downgrade could adversely affect our ability to obtain future financing or could increase the interest rates on our existing debt. However, we have no debt instruments under which the principal maturity would be accelerated upon a downward change in our debt rating. A rating is not a recommendation to buy, sell or hold securities, and each rating is subject to revision or withdrawal at any time by the assigning rating organization.

Our total debt at December 31, 2008 is summarized as follows (in thousands):

Total Debt
Fixed rate mortgages	$421,286
Unsecured credit facilities	67,000
Unsecured notes payable	890,679

$1,378,965

If principal amounts due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow may be insufficient to repay all maturing debt. Prevailing interest rates or other factors at the time of a refinancing, such as possible reluctance of lenders to make commercial real estate loans, may result in higher interest rates and increased interest expense.

Mortgage Debt

At December 31, 2008, our $421.3 million in fixed rate mortgages, which includes a net $8.1 million in unamortized discounts due to fair value adjustments, bore an effective weighted average fair value interest rate of 6.1% and had a weighted average maturity of 5.6 years. We may either initiate secured mortgage debt or assume mortgage debt from time-to-time in conjunction with property acquisitions.

On May 29, 2008 we executed three mortgage notes payable totaling $81.0 million secured by 3801 Connecticut Avenue, Walker House and Bethesda Hill. The mortgages bear interest at 5.71% per annum and interest only is payable monthly until May 31, 2016, at which time all unpaid principal and interest are payable in full.

On February 17, 2009, we executed a mortgage note of $37.5 million at a fixed rate of 5.37% for a term of ten years, secured by Kenmore Apartments. The proceeds from the note were used to pay down borrowings under our lines of credit and to repurchase a portion of our convertible notes.

Unsecured Credit Facilities

Our primary source of liquidity is our two revolving credit facilities. We can borrow up to $337.0 million under these lines, which bear interest at an adjustable spread over LIBOR based on our public debt rating.

Credit Facility No. 1 is a four-year, $75.0 million unsecured credit facility expiring in June 2011. We had $5.4 million in letters of credit issued as of December 31, 2008, related to Credit Facility No. 1. Borrowings under the facility bear interest at our option of LIBOR plus a spread based on the credit rating on our publicly issued debt or the higher of

SunTrust Bank’s prime rate and the Federal Funds Rate in effect plus 0.5%. All outstanding advances are due and payable upon maturity in June 2011. Interest only payments are due and payable generally on a monthly basis. In addition, we pay a facility fee based on the credit rating of our publicly issued debt which currently equals 0.15% per annum of the $75.0 million committed capacity, without regard to usage. Rates and fees may be adjusted up or down based on changes in our senior unsecured credit ratings.

Credit Facility No. 2 is a four-year $262.0 million unsecured credit facility expiring in November 2010, with a one year extension option. We had $67.0 million outstanding and $0.9 million in letters of credit issued as of December 31, 2008, related to Credit Facility No. 2. Advances under this agreement bear interest at our option of LIBOR plus a spread based on the credit rating of our publicly issued debt or the higher of Wells Fargo Bank’s prime rate and the Federal Funds Rate in effect on that day plus 0.5%. All outstanding advances are due and payable upon maturity in November 2010. Interest only payments are due and payable generally on a monthly basis. Credit Facility No. 2 requires us to pay the lender a facility fee on the total commitment of 0.15% per annum. These fees are payable quarterly.

Our unsecured credit facilities contain financial and other covenants with which we must comply. Some of these covenants include:

•	A minimum tangible net worth;

•	A maximum ratio of total liabilities to gross asset value, calculated using an estimate of fair market value of our assets;

•	A maximum ratio of secured indebtedness to gross asset value, calculated using an estimate of fair market value of our assets;

•	A minimum ratio of annual EBITDA (earnings before interest, taxes, depreciation and amortization) to fixed charges, including interest expense;

•	A minimum ratio of unencumbered asset value, calculated using a fair value of our assets, to unsecured indebtedness;

•	A minimum ratio of net operating income from our unencumbered properties to unsecured interest expense; and

•	A maximum ratio of permitted investments to gross asset value, calculated using an estimate of fair market value of our assets.

Failure to comply with any of the covenants under our unsecured credit facilities or other debt instruments could result in a default under one or more of our debt instruments. This could cause our lenders to accelerate the timing of payments and would therefore have a material adverse effect on our business, operations, financial condition and liquidity.

As of December 31, 2008, we were in compliance with our loan covenants. However, our ability to draw on our unsecured credit facilities or incur other unsecured debt in the future could be restricted by the loan covenants.

We anticipate that in the near term we may rely to a greater extent upon our unsecured credit facilities and potentially maintain balances on our unsecured credit facilities for longer periods than has been our historical practice. To the extent that we maintain larger balances on our unsecured credit facilities or maintain balances on our unsecured credit facilities for longer periods, adverse fluctuations in interest rates could have a material adverse effect on earnings.

Unsecured Notes

We generally issue senior unsecured notes to fund our real estate assets long-term. We intend to ladder the maturities of our debt to mitigate exposure to interest rate risk in future years.

Depending upon market conditions, opportunities to issue unsecured notes on attractive terms may not be available. In particular, as noted above, current access to unsecured notes financings for REITs has become virtually unavailable as a result of the current economic downturn and turmoil in the credit markets. Accordingly, as noted above we anticipate that in the near term we may rely to a greater extent upon our unsecured credit facilities and potentially maintain balances on our unsecured credit facilities for longer periods than has been our historical practice. To the extent that we maintain larger balances on our unsecured credit facilities or maintain balances on our unsecured credit facilities for longer periods, adverse fluctuations in interest rates could have a material adverse effect on earnings.

Our unsecured fixed-rate notes payable have maturities ranging from February 2010 through February 2028, as follows (in thousands):

December 31, 2008 Note Principal
4.45% notes due 2010	$100,000
5.95% notes due 2011	150,000
5.05% notes due 2012	50,000
5.125% notes due 2013	60,000
5.25% notes due 2014	100,000
5.35% notes due 2015	150,000
3.875% notes due 2026 (1)	244,000
7.25% notes due 2028	50,000

$904,000

(1)

On or after September 20, 2011, we may redeem the convertible notes at a redemption price equal to the principal amount of the notes plus any accrued and unpaid interest, if any, up to, but excluding, the purchase date. In addition, on September 15, 2011, September 15, 2016 and September 15, 2021 or following the occurrence of certain change in control transactions prior to September 15, 2011, holders of these notes may require us to repurchase the notes for an amount equal to the principal amount of the notes plus any accrued and unpaid interest thereon.

Our unsecured notes contain covenants with which we must comply. These include:

•	Limits on our total indebtedness;

•	Limits on our secured indebtedness;

•	Limits on our required debt service payments; and

•	Maintenance of a minimum level of unencumbered assets.

Failure to comply with any of the covenants under our unsecured notes could result in a default under one or more of our debt instruments. This could cause our debt holders to accelerate the timing of payments and would therefore have a material adverse effect on our business, operations, financial condition and liquidity.

As of December 31, 2008, we were in compliance with our unsecured notes covenants.

If principal amounts due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow may be insufficient to repay all maturing debt. Prevailing interest rates or other factors at the time of a refinancing, such as possible reluctance of lenders to make commercial real estate loans, may result in higher interest rates and increased interest expense.

During the fourth quarter of 2008, we repurchased $16.0 million of our 3.875% convertible notes at a 25% discount to par value, resulting in a gain on extinguishment of debt of $2.9 million. Subsequent to year end, we repurchased an additional $19.5 million of our 3.875% convertible notes at discounts ranging from 16% to 20%. We may from time to time seek to repurchase and cancel our outstanding notes through open market purchases, privately negotiated transactions or otherwise. Such repurchases, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Term Loan

On February 21, 2008 we entered into a $100 million unsecured term loan (the “2010 Term Loan”) with Wells Fargo Bank, National Association. The 2010 Term Loan has a maturity date of February 19, 2010 and bears interest at our option of LIBOR plus 1.50% or Wells Fargo’s prime rate. To hedge our exposure to interest rate fluctuations on the $100 million note, we entered into an interest rate swap on a notional amount of $100 million, which had the effect of fixing the LIBOR portion of the interest rate on the term loan at 2.95% through February 2010. The current interest rate, taking into account the swap, is 4.45% (2.95% plus 150 basis points). The interest rate swap agreement will settle contemporaneously with the maturity of the loan.

Common Equity

We have authorized for issuance 100.0 million common shares, of which 52.4 million shares were outstanding at December 31, 2008.

During the second quarter of 2008, we completed a public offering of 2.6 million common shares priced at $34.80 per share, raising $86.7 million in net proceeds. We used the net proceeds from the offering to repay borrowings under our lines of credit. During the fourth quarter of 2008, we completed a public offering of 1.725 million common shares priced at $35.00 per share, raising $57.6 million in net proceeds. We used the net proceeds from the offering to repay borrowings under our lines of credit and for general corporate purposes.

During the third quarter of 2008, we entered into a sales agency financing agreement with BNY Mellon Capital Markets, LLC relating to the issuance and sale of up to $150.0 million of our common shares from time to time over a period of no more than 36 months. Sales of our common shares are made at market prices prevailing at the time of sale. Net proceeds for the sale of common shares under this program are used for the repayment of borrowings under our lines of credit, acquisitions and general corporate purposes. As of the end of 2008, we had issued 1.1 million common shares at a weighted average price of $36.15 under this program, raising $40.7 million in net proceeds.

We have a dividend reinvestment program whereby shareholders may use their dividends and optional cash payments to purchase common shares. The common shares sold under this program may either be common shares issued by us or common shares purchased in the open market. Net proceeds under this program are used for general corporate purposes. As of the end of 2008, 125,348 common shares were issued at a weighted average price of $32.75 per share, raising $4.1 million in net proceeds.

During the second quarter of 2007, we completed a public offering of 1.6 million common shares priced at $37.00 per share, raising $57.8 million in net proceeds. The net proceeds were used for the repayment of debt.

Dividends

We pay dividends quarterly. The maintenance of these dividends is subject to various factors, including the discretion of our Board of Trustees, the ability to pay dividends under Maryland law, the availability of cash to make the necessary dividend payments and the effect of REIT distribution requirements, which require at least 90% of our taxable income to be distributed to shareholders. The table below details our dividend and distribution payments for 2008, 2007 and 2006 (in thousands).

	2008	2007	2006
Common dividends	$85,564	$78,050	$72,681
Noncontrolling interest distributions	192	156	134

	$85,756	$78,206	$72,815

Dividends paid for 2008 as compared to 2007 increased as a direct result of a dividend rate increase from $1.68 per share in 2007 to $1.72 per share in 2008. The dividends paid also increased due to our issuance of 4.325 million shares pursuant to public offerings and our issuance of 1.1 million under our sales agency financing agreement during 2008.

Dividends paid for 2007 as compared to 2006 increased as a direct result of a dividend rate increase from $1.64 per share in 2006 to $1.68 per share in 2007 as well as our issuance of 1.6 million shares in our public offering in June 2007.

Cash flows from operations are an important factor in our ability to sustain our dividend at its current rate. Cash flows from operations decreased to $97.1 million in 2008 from $116.5 million in 2007, primarily due to higher interest payments, lower prepaid rents and payout of contactors’ retainage related to our development projects. If our cash flows from operations were to decline significantly, we may have to borrow on our lines of credit to sustain the dividend rate or reduce our dividend.

Capital Commitments

We will require capital for development and redevelopment projects currently underway and in the future. As of December 31, 2008, we had under development Dulles Station Phase II and 4661 Kenmore, in which we had invested $25.8 million and $4.8 million, respectively. We are pursuing a number of potential redevelopment projects at properties such as Montrose and 7900 Westpark. Projects placed into service in 2008 included Bennett Park, Clayborne Apartments and Dulles Station Phase I, in which we had invested $86.3 million, $36.6 million and $44.6 million as of December 31, 2008, respectively, including land and carrying costs. We expect our total project costs for Bennett Park, Clayborne Apartments and Dulles Station Phase I, to be $86.9 million, $36.7 million and $60.5 million, respectively. As of December 31, 2008, we were committed to approximately $13.4 million of development spending during 2009, including $12.8 million of Dulles Station Phase I tenant-related capital.

We anticipate funding several major renovation projects in our portfolios during 2009, as follows (in thousands):

Segment	Project Spending
Office	$2,741
Medical office	1,501
Retail	1,635
Multifamily	1,453
Industrial	100

Total	$7,430

These projects include common area and unit renovations at several of our multifamily properties, roof replacement projects at some of our industrial and retail properties and restroom, garage and common area renovations at some of our office and medical properties. Not all of the anticipated spending had been committed through executed construction contracts at December 31, 2008. We expect to meet our requirements using cash generated by our real estate operations, through borrowings on our unsecured credit facilities, secured financings of our properties or raising additional debt or equity capital in the public market.

Contractual Obligations

Below is a summary of certain contractual obligations that will require significant capital (in thousands):

	Payments due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt (1)	$1,902,064	$124,027	$596,716	$343,696	$837,625
Purchase obligations (2)	15,745	8,101	7,644	—	—
Estimated development commitments (3)	13,430	13,430		—	—
Tenant-related capital (4)	6,572	6,572	—	—	—
Building capital (5)	7,757	7,757	—	—	—
Operating leases	56	40	16	—	—

(1)	See Notes 4, 5 and 6 of our consolidated financial statements. Amounts include principal, interest, unused commitment fees and facility fees.

(2)	Represents elevator maintenance contracts with terms through 2009, electricity sales agreements with terms through 2011, and natural gas purchase agreements with terms through 2011.

(3)	Committed development obligations based on contracts in place as of December 31, 2008.

(4)	Committed tenant-related capital based on executed leases as of December 31, 2008.

(5)	Committed building capital additions based on contracts in place as of December 31, 2008.

We have various standing or renewable contracts with vendors. The majority of these contracts are cancelable with immaterial or no cancellation penalties, with the exception of our elevator maintenance, electricity sales and natural gas purchase agreements, which are included above on the purchase obligations line. Contract terms on cancelable leases are generally one year or less. We are currently committed to fund tenant-related capital improvements as described in the table above for executed leases. However, expected leasing levels could require additional tenant-related capital improvements which are not currently committed. We expect that total tenant-related capital improvements, including those already committed, will be approximately $21.0 million in 2009. Due to the competitive office leasing market we expect that tenant-related capital costs will continue at this level into 2009.

Historical Cash Flows

Consolidated cash flow information is summarized as follows (in millions):

	For the year ended December 31,			Variance
	2008	2007	2006	2008 vs. 2007	2007 vs. 2006
Cash provided by operating activities	$97.1	$116.5	$85.4	$(19.4)	$31.1
Cash used in investing activities	$(181.4)	$(349.1)	$(334.7)	$167.7	$(14.4)
Cash provided by financing activities	$74.7	$245.4	$253.1	$(170.7)	$(7.7)

Operations generated $97.1 million of net cash in 2008 compared to $116.5 million in 2007. The decrease in cash provided by operating activities in 2008 as compared to 2007 was due primarily to higher interest payments, lower prepaid rents and the payout of contractors’ retainage related to our development projects.

Operations generated $116.5 million of net cash in 2007 compared to $85.4 million in 2006. The increase in cash provided by operating activities in 2007 compared to 2006 was due primarily to properties acquired in 2006 and 2007. The level of net cash provided by operating activities was also affected by the timing of receipt of revenues and payment of expenses.

Our investing activities used net cash of $181.4 million in 2008 and $349.1 million in 2007. The decrease in cash used by investing activities in 2008 was primarily due to the $168.2 million of cash invested in acquisitions, net of assumed debt, throughout 2008, which was $125.9 million lower than 2007. In addition, cash spent on our development projects decreased to $15.5 million from $67.0 million in 2007, as our three major development projects (Bennett Park, Clayborne Apartments and Dulles Station, Phase I) were completed and placed into service during 2007 and 2008.

Our investing activities used net cash of $349.1 million in 2007 and $334.7 million in 2006. The change in cash used by investing activities in 2007 was primarily due to the $294.2 million of cash invested in acquisitions, net of assumed debt, throughout 2007, which was $67.7 million higher than 2006. This was offset by net cash received of $56.3 million from the sale of Maryland Trade Center I & II.

Our financing activities provided net cash of $74.7 million in 2008 and $245.4 million in 2007. The decrease in net cash provided by financing activities in 2008 was the primarily result of using much of the borrowings and proceeds from equity issuances to pay down the lines of credit and to pay off the $60 million MOPPRS debt and the related $8.4 million loss on extinguishment. Also, on December 17, 2008 we repurchased $16.0 million of the convertible notes for $12.5 million. The 2007 borrowings and proceeds from equity issuance were primarily used for the acquisition of new properties.

Our financing activities provided net cash of $245.4 million in 2007 and $253.1 million in 2006. The decrease in net cash provided by financing activities in 2007 was the primarily result of higher debt and equity offerings in 2006 and an increase in dividends paid in 2007, offset by larger borrowings on lines of credit in 2007. Net borrowings/repayments on the lines of credit provided $131.5 million in 2007, offset somewhat by payment of dividends of $78.1 million and mortgage principal payments of $11.4 million. Dividends increased in 2007 due to the issuance of 1,600,000 shares in June and an increase in the dividend rate.

Capital Improvements and Development Costs

Capital improvements and development costs of $52.8 million were incurred in 2008, including tenant improvements. These improvements to our properties in 2007 and 2006 were $108.1 million and $106.5 million, respectively.

Our capital improvement and development costs for the three years ending December 31, 2008 were as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Accretive capital improvements
Acquisition related	$6,012	$1,954	$1,430
Expansions and major renovations	9,591	10,684	18,258
Development/redevelopment	15,509	66,996	68,621
Tenant improvements	11,359	16,587	9,473

Total accretive capital improvements	42,471	96,221	97,782
Other capital improvements	10,310	11,897	8,685

Total	$52,781	$108,118	$106,467

Accretive Capital Improvements

Acquisition related improvements are capital improvements to properties acquired during the preceding three years which were anticipated at the time we acquired the properties. These types of improvements were made in 2008 to 2000 M Street, 2440 M Street, 6100 Columbia Park Drive, Randolph Shopping Center and Alexandria Professional Center.

Expansion projects increase the rentable area of a property, while major renovation projects are improvements sufficient to increase the income otherwise achievable at a property. 2008 expansions and major renovations included garage and deck renovations at 7900 Westpark; roof replacements at Bradlee Shopping Center and NVIP; common area and unit renovations for Bethesda Hill, Country Club Towers and the Ashby at McLean; and elevator modernization at One Central Plaza.

Development costs represent expenditures for ground up development of new operating properties. Redevelopment costs represent expenditures for improvements intended to re-position properties in their markets and increase income that would be otherwise achievable. Development costs in each of the years presented include costs associated with the ground up development of Bennett Park, Clayborne and Dulles Station. Completion of Bennett Park, our residential project under development in Arlington, VA, occurred during 2007. Completion of Clayborne Apartments, our residential project under construction in Alexandria, VA, occurred in the first quarter 2008. Completion of Phase I of Dulles Station, our 540,000 square foot office project in Herndon, VA, of which Phase I represents 180,000 square feet, occurred in the third quarter of 2007 and the property was substantially leased in the third quarter of 2008. Additionally in 2007, we acquired land for future development of medical office space at 4661 Kenmore in Alexandria, VA. Development spending in 2008 includes pre-development activities related to this project. In 2007 and 2006, re-development costs were incurred for the Shoppes of Foxchase, which was substantially completed in 2006.

Tenant improvements are costs, such as space build-out, associated with commercial lease transactions. Our average tenant improvement costs per square foot of space leased were as follows:

	Year Ended December 31,
	2008	2007	2006
Office*	$12.95	$13.68	$12.95
Medical Office	$19.12	$13.95	$17.78
Retail	$3.61	$1.84	$0.05
Industrial/flex*	$1.61	$2.71	$1.91

*	Excludes properties sold or classified as held for sale.

The $0.73 decrease in tenant improvement costs per square foot of space leased for office buildings in 2008 was primarily due to leases executed at 6110 Executive Boulevard and 30 West Gude requiring $1.3 million and $0.7 million, respectively, in tenant improvements in 2007, including $1.1 million and $0.4 million, respectively, for a single tenant. The $5.17 increase in tenant improvement costs per square foot of space leased for medical office buildings in 2008 was primarily due to leases executed at Woodburn II, requiring $1.6 million in tenant improvements, including $1.2 million for a single tenant; and at 8503 Arlington Boulevard, for leases requiring $0.5 million in improvements for a single tenant. The $3.83 decrease in tenant improvement costs per square foot of space leased for medical office buildings in 2007 was primarily due to leases executed in 2006 at 15001 Shady Grove and Woodburn I requiring $1.8 million in tenant improvements, primarily to a single tenant. The $1.77 increase in tenant improvement costs per square foot of retail space leased in 2008 was primarily due to a lease executed at Montrose Center, requiring $0.5 million in tenant improvements. The $1.79 increase in tenant improvement costs per square foot of retail space leased in 2007 was primarily due to leases executed at Montrose Center, The Shoppes of Foxchase and South Washington Street requiring $0.3 million in combined tenant improvements for single tenants. The $1.08 decrease in tenant improvement costs per square foot of industrial space leased in 2008 was primarily due to leases executed in 2007 at Dulles Business Park and Gorman Road requiring $0.8 million and $0.4 million, respectively, in tenant improvements, entirely for single tenants. These transactions also were the primary cause of the $0.73 increase in tenant improvement costs per square foot over 2006.

The retail and industrial tenant improvement costs are substantially lower than office and medical office improvement costs due to the tenant improvements required in these property types being substantially less extensive than in office and medical office. Excluding properties sold or classified as held for sale, approximately 42% of our office tenants renewed their leases with us in 2008, compared to 83% in 2007 and 68% in 2006. Renewing tenants generally require minimal tenant improvements. In addition, lower tenant improvement costs are a benefit of our focus on leasing to smaller office tenants. Smaller office suites have limited configuration alternatives. Therefore, we are often able to lease an existing suite with limited tenant improvements.

Other Capital Improvements

Other capital improvements are those not included in the above categories. These are also referred to as recurring capital improvements. Over time these costs will be recurring in nature to maintain a property’s income and value. In our residential properties, these include new appliances, flooring, cabinets and bathroom fixtures. These improvements, which are made as needed upon vacancy of an apartment, totaled $0.8 million in 2008, and averaged $814 per apartment for the 33% of apartments turned over relative to our total portfolio of apartment units. In our commercial properties and residential properties, aside from apartment turnover discussed above, these include installation of new heating and air conditioning equipment, asphalt replacement, new signage, permanent landscaping, window replacements, new lighting and new finishes. In addition, during 2008, we incurred repair and maintenance expenses of $11.1 million that were not capitalized, to maintain the quality of our buildings.

Forward-Looking Statements

This Annual Report on Form 10-K, updated by this Current Report on Form 8-K, contains forward-looking statements which involve risks and uncertainties. Such forward looking statements include each of the statements in “Item 1: Business” and “Item 7: Management’s Discussion and Analysis of Financial Conditions and Results of Operations” concerning the Washington metro region’s economy, gross regional product, unemployment and job growth and real estate market performance. Such forward-looking statements also include the following statements with respect to WRIT: (a) our intention to invest in properties that we believe will increase in income and value; (b) our belief that external sources of capital will continue to be available and that additional sources of capital will be available from the sale of common shares or notes; and (c) our belief that we have the liquidity and capital resources necessary to meet our known obligations and to make additional property acquisitions and capital improvements when appropriate to enhance long-term growth. Forward-looking statements also include other statements in this report preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,” “project,” “will” and other similar expressions.

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for the foregoing statements. The following important factors, in addition to those discussed elsewhere in this Form 10-K, could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements: (a) the effect of the current credit and financial market conditions; (b) the availability and cost of capital; (c) fluctuations in interest rates; (d) the economic health of our tenants; (e) the timing and pricing of lease transactions; (f) the economic health of the greater Washington Metro region, or other markets we may enter; (g) the effects of changes in Federal government spending; (h) the supply of competing properties; (i) consumer confidence; (j) unemployment rates; (k) consumer tastes and preferences; (l) our future capital requirements; (m) inflation; (n) compliance with applicable laws, including those concerning the environment and access by persons with disabilities; (o) governmental or regulatory actions and initiatives; (p) changes in general economic and business conditions; (q) terrorist attacks or actions; (r) acts of war; (s) weather conditions; (t) the effects of changes in capital available to the technology and biotechnology sectors of the economy, and (u) other factors discussed under the caption “Risk Factors.” We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events, or otherwise.

Ratios of Earnings to Fixed Charges and Debt Service Coverage

The following table sets forth our ratios of earnings to fixed charges and debt service coverage for the periods shown:

	Year Ended December 31,
	2008	2007	2006
Earnings to fixed charges	1.08x	1.27x	1.58x
Debt service coverage	2.19x	2.40x	2.73x

We computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations plus fixed charges, less capitalized interest. Fixed charges consist of interest expense, including amortized costs of debt issuance, and interest costs capitalized.

We computed the debt service coverage ratio by dividing EBITDA (which is earnings before interest income and expense, taxes, depreciation, amortization and gain on sale of real estate) by interest expense and principal amortization.

Both the earnings to fixed charges ratio and the debt service coverage ratio for the year ended December 31, 2008 include the impact of the net loss on extinguishment of debt of $5.6 million (see “Item 2: Consolidated Results of Operations.”)

Funds From Operations

FFO is a widely used measure of operating performance for real estate companies. We provide FFO as a supplemental measure to net income calculated in accordance with GAAP. Although FFO is a widely used measure of operating performance for REITs, FFO does not represent net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. In addition, FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity. The National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines FFO (April, 2002 White Paper) as net income (computed in accordance with GAAP) excluding gains (or losses) from sales of property plus real estate depreciation and amortization. We consider FFO to be a standard supplemental measure for REITs because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs. Our FFO may not be comparable to FFO reported by other REITs. These other REITs may not define the term in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently.

The following table provides the calculation of our FFO and a reconciliation of FFO to net income attributable to the controlling interests for the years presented (in thousands):

	2008	2007	2006
Net income attributable to the controlling interests	$27,082	$57,451	$38,053
Adjustments
Depreciation and amortization	86,328	69,039	50,237
Gain on sale of real estate	(15,275)	(25,022)	—
Gain from non-disposal activities	(17)	(1,303)	—
Discontinued operations depreciation and amortization	570	1,986	3,933

FFO as defined by NAREIT	$98,688	$102,151	$92,223